UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, CA 94043

Dear Stockholder,

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc. (the “Company”), to be held on May 16, 2008, 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2008 Annual Meeting of Stockholders and Proxy Statement.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald S. Jankov
First mailed to stockholders on or about April 18, 2008	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 16, 2008

To the Stockholders of NetLogic Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), will be held on May 16, 2008, at 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, for the following purposes:

1. To elect two members of our board of directors to hold office until the 2011 annual meeting of stockholders or until their respective successors have been elected or appointed. The nominees are Norman Godinho and Ronald Jankov;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors has fixed the close of business on March 28, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. A list of such stockholders will be available for inspection at the principal office of the Company.

You are cordially invited to attend the Annual Meeting. However, to ensure that you are represented at the Annual Meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the Annual Meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Mountain View, California

April 18, 2008

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, California 94043

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, on May 16, 2008, at 8:00 a.m., Pacific time, and any adjournments of the Annual Meeting. Unless the context otherwise requires, the “Company,” “we,” “us,” and similar terms refer to NetLogic Microsystems, Inc.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 18, 2008 to all stockholders entitled to notice of and to vote at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Holders of our common stock are entitled to one vote per share on all matters. To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must mark, sign, and date the enclosed proxy card and mail it to the Company’s transfer agent or submit a proxy electronically by using the Internet and logging on to www.eproxy.com/netl/ by following the instructions provided on the proxy card. An automated system administered by the Company’s transfer agent tabulates stockholder votes submitted by proxy, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Brokers holding shares in street name for customers have the discretionary authority to vote on certain matters when they have not received instructions from the beneficial owners of shares. Under applicable rules, brokers have the discretion to vote on routine matters such as the uncontested election of directors and the ratification of the appointment of an accounting firm. Brokers that do not receive instructions from the beneficial owners are entitled to vote on Proposal No. 1 (the election of directors) and Proposal No. 2 (the ratification of appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 audit). Broker non-votes, if any, will be considered for purposes of determining a quorum, but they will not be considered as entitled to vote and will not have any effect on any of the votes contemplated by this Proxy Statement.

The voting requirements for the proposals that we will consider at the Annual Meeting are as follows:

•

Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and the two directors who receive the most votes will be elected to our board of directors. Abstentions and votes that are withheld will not affect the election of directors.

•

Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. An affirmative vote of the holders of a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2 to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the audit of our fiscal 2008 financial statements. Abstentions will have the effect of votes against this proposal.

All proxies will be voted as specified on the proxy cards submitted by stockholders if the proxy is properly executed or electronically submitted and is received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If no choice has been specified, a properly completed and timely returned or electronically submitted proxy card will be voted for our board of directors’ nominees and for Proposal No. 2, which are described in detail elsewhere in this Proxy Statement. In addition, all properly completed and timely returned or electronically submitted proxy cards will be voted by the proxies in their discretion for any other matters properly and timely submitted for a vote at the Annual Meeting.

The close of business on March 28, 2008 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock at the close of business on March 28, 2008 will be entitled to notice of and to vote at the Annual Meeting. As of that date, we had 21,376,533 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share.

The cost of soliciting proxies, including expenses in connection with preparing and mailing of this Proxy Statement, will be borne by us. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation. We have retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses.

Copies of our 2007 Annual Report on Form 10-K are being mailed to stockholders with this Proxy Statement. Additional copies of our 2007 Annual Report on Form 10-K, excluding exhibits, may be obtained by any stockholder without charge by making a request through our website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that directors Perham, Broyles, Krock, Godinho and Domenik are “independent,” as defined under Marketplace Rule 4200(a)(15) of the listing rules of the NASDAQ Stock Market (“NASDAQ”). No director qualifies as independent unless our board of directors determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also independently review the relationship of the Company to any entity employing a director or on which the director serves as a member of the board of directors. Our board of directors has determined that all directors who served during our 2007 fiscal year and all of our director nominees, other than Mr. Jankov, are independent in accordance with SEC and the NASDAQ listing rules. Our board of directors has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of these directors in their service on our board of directors or its committees. Our board of directors also considered share ownership of the directors and determined in the case of Mr. Godinho that his beneficial ownership of shares representing approximately 14.4% of the common stock does not result in his having a controlling block of shares or prevent him from acting independently.

Our board of directors has also determined that Mr. Perham is the lead independent director. Our board of directors has standing Audit, Compensation and Governance and Nominating Committees, each of which is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to all of our employees and directors. We have posted this Code of Business Conduct and Ethics on the Company’s website at www.netlogicmicro.com .

Stockholder Communications with the Board

Stockholders who desire to communicate with our board of directors, or to a specific director, may do so by delivering the communication addressed to either the board of directors or any director, c/o NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043. These communications will be delivered to the board, or any individual director, as specified.

Annual Meeting Attendance

Our board of directors encourages each director to attend our annual meetings of stockholders, but attendance is not required. Directors Jankov and Godinho attended our 2007 annual meeting of stockholders.

Board of Directors

The names of each of our directors at April 1, 2008 and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	64	Director, Chairman of the Board
Douglas Broyles (3)	66	Director
Steve Domenik (1)(2)(3)	56	Director
Norman Godinho	67	Director
Ronald Jankov	49	Director, Chief Executive Officer and President
Alan Krock (1)	47	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the governance and nominating committee.

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Leonard Perham has served as a member of or chairman of our board of directors since March 2000. Mr. Perham has been the President and Chief Executive Officer of Mosys, Inc. since November, 2007. From April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Douglas Broyles has served as a member of our board of directors since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures since September 2000. For the past 25 years, Mr. Broyles has been associated, as an investor and board member, with several Silicon Valley technology companies. Mr. Broyles also currently serves on the board of Peak International Ltd.

Steve Domenik has served as a member of our board of directors since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is a General Partner. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik also sits on the boards of directors of various private companies.

Norman Godinho is one of our founders and has served as a member of our board of directors since the Company’s inception. From December 1997 to April 2000, Mr. Godinho served as our Chief Executive Officer. In August 1980, Mr. Godinho co-founded Integrated Device Technology, Inc. Mr. Godinho was also a director and Vice President of Paradigm Technology Limited, a semiconductor company, which he co-founded in 1987.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. From September 1995 to September 1999, Mr. Jankov was Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation, a provider of semiconductors for handheld systems. Prior to that time, Mr. Jankov was Vice President of Cyrix Corporation, a microprocessor company, and held various engineering, sales and management positions at other semiconductor companies, including LSI Logic Corp. and Texas Instruments.

Alan Krock has served as a member of our board of directors since August 2005. Mr. Krock was Vice President and Chief Financial Officer of PMC-Sierra, Inc. from November 2002 until March 1, 2007 when he became Vice President of Corporate Affairs for PMC-Sierra, Inc. Mr. Krock was Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002. Previously Mr. Krock held management positions at Rohm Corporation and Price Waterhouse, now PricewaterhouseCoopers LLP.

Board Classification

Our board of directors is divided into three classes, as follows:

•	Class I consists of Norman Godinho and Ronald Jankov whose terms will expire at the Annual Meeting;

•	Class II consists of Douglas Broyles and Steve Domenik whose terms will expire at our annual meeting of stockholders to be held in 2009; and

•	Class III consists currently of Leonard Perham and Alan Krock whose terms will expire at our annual meeting of stockholders to be held in 2010.

Our Class I directors’ terms will expire at the Annual Meeting. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than two directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Board Meetings and Committees

Board of Directors

Mr. Perham serves as chairman of our board of directors. Our board of directors held five meetings in 2007. In addition, our board acted at times by unanimous written consent pursuant to Delaware law. With the exception of Mr. Broyles, none of the directors attended fewer than 75 percent of the total number of meetings held during the year or the total number of meetings held by all committees of the board of directors on which he served during the year. Mr. Broyles attended 50 percent of the total number of meetings held by the board of directors and the Governance and Nominating Committee, on which he serves.

Audit Committee

Directors Krock, Perham and Domenik are the current members of our Audit Committee. All are “independent,” as defined by Marketplace Rule 4350(d) of the NASDAQ listing rules. Mr. Krock serves as the chairman of the committee. The Audit Committee held 12 meetings in 2007. Our board of directors has determined that Mr. Krock is the “audit committee financial expert,” as defined under Item 407(d)(5)(i) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee and our board of directors. Our Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements, including the appointment, compensation, retention and oversight of our independent auditor. Our Audit Committee also is charged with reviewing reports or complaints with respect to the accounting, auditing and/or internal controls of the Company, including possible violations under our “whistleblower” policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com .

Compensation Committee

Directors Perham and Domenik are the current members of our Compensation Committee. Mr. Domenik serves as the chairman of the Committee. Our Compensation Committee held 10 meetings in 2008. In addition, the Compensation Committee acted at times by unanimous written consent pursuant to Delaware law.

Our Compensation Committee does not have a charter; rather, its duties and obligations have been specified by our board of directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, develops performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews general policies relating to compensation and benefits, and produces an annual report on executive compensation for inclusion in our annual proxy statement.

Governance and Nominating Committee

Directors Broyles and Domenik are the current members of our Governance and Nominating Committee. Mr. Broyles serves as the chairman of the Committee. Our Governance and Nominating Committee held one meeting in 2007. The duties of our Governance and Nominating Committee are to identify prospective board candidates, recommend nominees for election to our board of directors, develop and recommend board member selection criteria, consider committee member qualification, recommend corporate governance principles to our board of directors, and provide oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com.

When there is a need to identify or evaluate a prospective nominee, our Governance and Nominating Committee undertakes a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, our Governance and Nominating Committee considers various factors that it considers necessary or appropriate, including the size and composition of our board of directors and our committees, the needs of our board of directors and our committees, the candidate’s expertise and experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, and the candidate’s existing commitments. Upon completion of its review and evaluation, our Governance and Nominating Committee makes its recommendations to our board of directors regarding the candidate(s). All nominations are approved by the entire board of directors, including all of the independent directors. After considering our Governance and Nominating Committee’s recommendations, our board of directors determines and approves which candidate(s) shall be nominated for election to our board of directors, subject to stockholder approval. This year, our Governance and Nominating Committee recommended that our current Class I directors Godinho and Jankov be re-elected at the Annual Meeting, and our entire board of directors approved this recommendation.

Our Governance and Nominating Committee will consider candidates for nomination as director who are recommended by the Company’s stockholders and will not evaluate such candidates differently than other nominations for director. To recommend a prospective candidate for consideration by our Governance and Nominating Committee, stockholders must hold at least $2,000 in market value or one percent of our outstanding voting securities continuously for at least one year prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement, will likely not be considered timely for consideration at that year’s annual meeting. The submission deadline for next year’s annual meeting is set forth under “Stockholder Proposals for 2009 Annual Meeting” elsewhere in this proxy statement. Stockholders may suggest qualified candidates for director by giving timely notice in writing to the Committee at the following address: NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our board of directors. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Secretary will then forward this information to our Governance and Nominating Committee.

To date, no stockholder or group of stockholders owning more than 5% of our common stock has submitted a nomination for director.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our board of directors or Compensation Committee. None of our executive officers served on the board of directors or compensation committee of another entity during the past fiscal year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2007 for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)		All Other Compensation ($)	Total ($)
Leonard Perham	20,000	151,531	(3)	—	171,531
Steve Domenik	15,000	151,531	(3)	—	166,531
Norman Godinho	10,000	151,531	(3)	—	166,531
Douglas Broyles	15,000	151,531	(3)	—	166,531
Alan Krock	20,000	228,806	(4)	—	248,806

Total	80,000	834,932		—	914,932

(1)

Amounts in the table reflect the compensation cost recognized for financial statement reporting purposes for our fiscal year ended December 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures, which cost may be substantially different than the amount of income or gain ultimately realized from this award by the director. These compensation costs reflect equity awards granted in and prior to fiscal year 2007. See Note 7 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards.

(2)

As of December 31, 2007, each of our non-employee directors held outstanding options to purchase the following number of shares of our common stock: Leonard Perham, 24,167; Steve Domenik, 24,167; Norman Godinho, 24,167; Douglas Broyles, 24,167; and Alan Krock, 7,500.

(3)

Reflects the compensation cost recognized in fiscal 2007 for stock option grants with the following fair values as of the grant date: an option to purchase 10,000 shares granted on July 14, 2005 with a fair value of $88,781, an option to purchase 10,000 shares granted on July 19, 2006 with a fair value of $136,853, and option to purchase 10,000 shares granted on July 18, 2007 with a fair value of $174,759.

(4)

Reflects the compensation cost recognized in fiscal 2007 for stock option grants with the following fair values as of the grant date: an option to purchase 40,000 shares granted on August 5, 2005 with a fair value of $412,918, an option to purchase 10,000 shares granted on July 19, 2006 with a fair value of $136,853, and option to purchase 10,000 shares granted on July 18, 2007 with a fair value of $174,759.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for board services in addition to their compensation as employees. Consequently, during fiscal year 2007, Mr. Jankov did not receive compensation for his role as a director.

Cash Compensation

We provide annual cash compensation to our non-employee directors payable after the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders. In fiscal 2007, we awarded cash compensation to our non-employee directors as follows:

•	$10,000 to each of our non-employee directors for service on our board of directors, and $1,000 for each meeting attended in person when traveling from out-of-town;

•	An additional $10,000 to Mr. Krock for service as the chairman of the Audit Committee;

•	An additional $5,000 to each of Mr. Domenik and Mr. Broyles for services as the chairmen of each of the Compensation and Governance and Nominating Committees, respectively; and

•	An additional $10,000 to Mr. Perham for service as the lead independent director.

Equity Compensation

In connection with their board service, non-employee directors are eligible to receive, and have received, stock options under our 2004 Equity Incentive Plan (the “2004 Plan”). Under the terms of the 2004 Plan, each non-employee director receives an initial option grant to purchase 40,000 shares of our common stock upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years from the date of grant, with the first 25% of the shares subject to the initial option vested on the date of grant, and the remainder vesting monthly thereafter.

In addition, at the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders, each non-employee director is automatically granted a non-statutory option to purchase 10,000 shares of our common stock, provided the director has served on our board or directors for at least six months. These options vest on a monthly basis and become exercisable in full on the first anniversary of the date of grant. The exercise price of stock options granted to directors is equal to the fair market value of a share of our common stock on the date of grant, which under the 2004 Plan is the closing price per share of our common stock on the principal public market on which it is listed for trading. During 2007, our common stock was listed and traded on the NASDAQ Global Select Market, or Nasdaq GS. The accounting value of stock option grants to directors is calculated using the same methodology that we use to determine the accounting charge associated with similar equity-based awards for the fiscal period immediately preceding the grant date. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility, option exercise patterns (expected life of options), future forfeiture rates and related tax effects.

During fiscal 2007, all option grants to board members were to continuing board members, each of whom received options to purchase 10,000 shares of our common stock. The grants were made on July 18, 2007 at an exercise price of $33.91 per share, which was the closing price of our common stock on the Nasdaq GS on the same date.

Other Compensation

Beginning in April 2008, the members of our board of directors became eligible to participate in our health care insurance plans, including medical, dental and vision coverage, to the same extent that our non-director employees are eligible to participate in such plans.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is composed of directors Domenik and Perham, who are independent, non-employee directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, reviews and approves performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews and approves our general policies relating to compensation and benefits, and reviews and approves this Compensation Discussion and Analysis report for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

Our compensation philosophy and the objective of our compensation program is to align the interests of our stockholders and management by integrating executive compensation with our annual and long-term corporate strategic and financial objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success. Accordingly, our compensation program is designed to reward the performance of each executive officer and recognize the officer’s contribution to the overall performance of the Company in a particular fiscal year, as well as their contribution to our long-term strategic and financial objectives.

Consistent with our compensation philosophy and objectives, we consider many factors in determining appropriate compensation for our executive officers, including:

•	the individual performance of each officer relative to pre-determined individual and Company performance goals;

•	the experience and career potential of each officer;

•	the competitive market for both short-term and long-term compensation;

•	the prior compensation earned and awarded to each officer;

•	the success of the Company in achieving its strategic and financial goals; and

•	our need to obtain, retain and motivate highly qualified individuals.

To guide in the implementation of our compensation philosophy, our compensation program is designed to:

•	include equity grants that typically vest over multiple years to align long-term employee interests with the interests of our stockholders;

•	provide a direct and meaningful link between the Company’s goals and individual achievement of pre-determined, objective and well-defined goals; and

•	provide a competitive blend of short-term and long-term compensation to provide meaningful incentives for individual achievement.

Our total compensation packages may include base salary, annual cash bonuses and commissions, all paid in cash, as well as long-term compensation in the form of equity compensation including stock options and restricted stock. Additionally, our compensation packages include a 401(k) plan, medical and other benefits, and severance and change in control and other post-termination benefits.

Competitive Market Data

Determining the competitive landscape is an essential step in implementing our compensation objectives. We and the Compensation Committee annually review competitive market information for executive officers, including short-term incentives, such as base salaries, cash bonuses and commissions, and long-term incentives, in the form of equity compensation, including stock options, performance shares and restricted stock. As a part of this annual assessment, we and the Compensation Committee engage an independent compensation consultant to assist us in collecting and analyzing relevant market data for a selected peer group of companies.

For fiscal year 2007, the Compensation Committee retained Radford Surveys and Consulting, a business unit of AON Consulting, Inc. (“Radford”), as an independent, third-party consulting firm. Working with Radford and our CEO, CFO and Corporate Secretary, the Compensation Committee selected a peer group from companies included in the 2006 Radford Executive Survey and 2006 Radford Benchmark Surveys (collectively the “Surveys”) that consisted of Actel Corporation, Anadigics, Inc., Applied Signal Technology, Inc., Atheros Communications, Inc., Blue Coat Systems, Inc., California Micro Devices Corporation, Centillium Communications, Inc., Cirrus Logic, Inc., Echelon Corporation, Exar Corporation, hi/fn, Inc., Mindspeed Technologies, Inc., MIPS Technologies, Inc., Packeteer, Inc., Pericom Semiconductor, QuickLogic Corporation, Rambus, Inc., Redback Networks, Inc., SonicWALL, Inc., Transmeta Corporation and Virage Logic Corporation. The peer group was selected based on many factors, including industry segment, revenue, number of employees, geographical location, age, growth rate and market capitalization. The competitive information from the selected peer group included total cash compensation (i.e., base salary, bonuses and commissions) and total long-term incentive compensation (i.e., equity in the form of stock options and other forms of stock compensation) for executive officers.

Compensation Elements

Based on competitive market information, our compensation philosophy and objectives, and our CEO’s evaluation of the performance of our executives, toward the end of the fiscal year the CEO submits his recommendations for executive compensation for the upcoming fiscal year to the Compensation Committee. The Compensation Committee reviews these recommendations and competitive market data from the Surveys, and together with the Committee’s own general knowledge of the competitive market place and the Committee’s desire to retain, motivate and reward the executive officers, the Committee subjectively determines a compensation package for each executive officer. The Committee submits its recommended proposal to the full board of directors for approval at the first meeting in the new fiscal year.

In general, our executive officer compensation packages combine and allocate cash and equity-based compensation taking into account the role of each executive officer of the Company, market practices, and the total value of all forms of compensation including benefits and perquisites available to the individual. Our total compensation packages include base salary, annual cash bonuses and, in some cases, sales commission, which are all paid in cash, as well as long-term compensation in the form of equity compensation including stock options and restricted stock. The rationale, design, reward process, and related information regarding the components of compensation are described generally below. Other than the annual bonus program described below, we have no profit-sharing or deferred compensation programs.

We do not currently have any equity or other security ownership policy that mandates ownership of amounts of our common stock by our executive officers, but consider equity awards to be a key component of executive compensation packages. We have change of control arrangements with each of our executive officers that provide for specific payments and benefits if their employment with us is terminated. These arrangements are discussed in detail below. Our board of directors considers such payments and benefits to be an integral part of a competitive compensation package for our executive officers.

Cash Compensation

Base Salary. We review executive salaries annually. For fiscal year 2007, the Compensation Committee reviewed salaries recommended by the Company’s CEO for the executive officers, and recommended to our board of directors the base salary of each executive officer on a case-by-case basis taking into account the individual officers’ responsibilities and performance, as well as targeting the 50th percentile of base salaries of executives having similar responsibilities to our executive officers from the Surveys. The Compensation Committee believes that we can retain, motivate and align the interests of management with those of our stockholders by targeting executive base salaries at the 50th percentile of the selected peer group, and emphasizing stock appreciation by targeting greater long-term equity incentives. Consistent with this belief, on January 17, 2007, the Compensation Committee approved and recommended to the board of directors the following base salary increases for fiscal 2007 for our named executive officers effective January 1, 2007:

•	Mr. Jankov’s base salary was increased by 10% from 2006 to $313,500;

•	Mr. Witmer’s base salary was increased by 5% from 2006 to $254,100;

•	Mr. Srinivasan’s base salary was increased by 5% from 2006 to $222,600;

•	Mr. Korgav’s base salary was increased by 5% from 2006 to $217,400; and

•	Ms. Zander’s base salary was increased by 5% from 2006 to $238,400.

In addition to base salary, for fiscal year 2007 we paid a commission of 0.13% on all product sales, or $138,207, to Ms. Zander, our Sr.Vice President of Worldwide Sales, who has received a commission based on product sales since the commencement of her employment with the Company in 1999. The Compensation Committee considers the payment of a sales commission to be a material component of Ms. Zander’s cash compensation as the head of our sales operation.

As of April 5, 2007, Donald Witmer resigned from his position as the Company’s Vice President and Chief Financial Officer for medical reasons, and entered into an amended employment offer letter, which provided for his continued employment with us in an advisory capacity through December 31, 2007. During this period, Mr. Witmer received a base annualized salary of $127,050 and continued to participate in our stock option plans and receive all other benefits of employment. Mr. Witmer’s employment with us terminated on December 31, 2007. Shigeyuki Hamamatsu served as our Interim Chief Financial Officer and Principal Financial Officer during Mr. Witmer’s medical leaves from October 24, 2006 to January 17, 2007, and again from April 9, 2007 to July 18, 2007. Mr. Hamamatsu received a base salary increase from $178,500 to $200,000 effective April 9, 2007. Mr. Hamamatsu terminated his employment with us on February 14, 2008. On July 18, 2007, we hired Michael T. Tate as our Vice President and Chief Financial Officer with an annual base salary of $260,000 and a prorated annual cash target bonus of up to 40% of his annualized salary.

After reviewing competitive market compensation information and the performance of the Company and each individual executive officer in fiscal 2007, and based on the CEO’s recommendations, the Compensation Committee approved and recommended the following base salary increases for our named executive officers for fiscal 2008, which were approved by the board of directors on January 16, 2008:

•	Mr. Jankov’s base salary was increased by 20% from 2007 to $376,200;

•	Mr. Tate’s base salary was increased by 5% from 2007 to $273,000;

•	Mr. Srinivasan’s base salary was increased by 5% from 2007 to $233,700;

•	Mr. Korgav’s base salary was increased by 5% from 2007 to $228,300; and

•	Ms. Zander’s base salary was increased by 5% from 2007 to $250,300.

In addition, the Compensation Committee recommended that Ms. Zander receive a commission of 0.1% on all product sales in fiscal 2008, which also was approved by our board of directors.

Bonuses. Our annual cash bonus plan is designed to reward our executive officers and other key contributors based on the overall performance of the Company for fiscal year 2007, as well as on achieving annual corporate strategic and financial goals. The determination of the Company’s and individual executives’ performance is subjective in nature, and is made with an emphasis on the performance of the entire executive management team and their respective departments. Some of the many financial and strategic goals utilized in this determination of performance included financial goals such as increasing our year-over-year gross revenue, product gross margins, operating margin and net income, and strategic goals including the introduction of new members of our NL8000, NL9000 and NETL7™ knowledge-based processor families, increasing our international sales presence and workforce, and identifying strategic product acquisitions, which were supported by individual goals for each individual executive and their respective departments.

Each executive officer’s performance goals for 2007 were established by the CEO and the Compensation Committee to be achievable by each officer when performing at or above a performance level that they believed would be expected of a similarly situated officer of a competitive peer company. Based on the CEO’s recommendation and relevant market data from the peer group, in January 2007, the Compensation Committee and board of directors set the following bonus targets for each named executive officer as a percentage of their respective 2007 base salaries: 65% for Mr. Jankov; 40% for Mr. Witmer; 42% for Mr. Korgav; 38% for Ms. Zander; and 40% for Mr. Srinivasan.

Also in January 2007, our Compensation Committee and board of directors approved a cash bonus pool of up to 5.5% of our non-GAAP net income for fiscal 2007 to distribute at the Compensation Committee’s discretion to our executives and other key employees based on meeting our strategic and financial goals. Non-GAAP income is calculated for this purpose by removing the following expenses from GAAP net income reported our Form 10-K for the year ended December 31, 2007: (1) stock-based compensation expense of $16.0 million, and (2) charges totaling $8.6 million associated with the amortization of intangible assets, an in-process research and development charge and the effect of a fair value adjustment to acquired inventory.

In January 2008, the Compensation Committee, with input from our CEO, assessed the Company’s performance in 2007, including the achievement of the established goals. Based on this review, recommendations by the CEO and market information from the peer group, and given that the Company met or exceeded its primary goals for fiscal year 2007, and successfully completed the acquisitions of Aeluros, Inc. (the “Aeluros Acquisition”) and the TCAM2 products from Cypress Semiconductor Corporation, the Compensation Committee recommended to the board of directors that the following cash bonuses for the each named executive officer as a percentage of their respective 2007 annual base salaries: 79.4% for Mr. Jankov; 22.7% for Mr. Tate, which is a pro-rata amount of the targeted 40% bonus for Mr. Tate for fiscal year 2007; 39.8% for Mr. Korgav; 40.2% for Ms. Zander; and 42.4% for Mr. Srinivasan. Mr. Jankov received the largest target bonus increase in recognition of his leadership of the executive management team, his strong performance during 2007, as well as to bring his 2007 total cash compensation more in-line with the total cash compensation for chief executive officers of the peer group. Our board of directors approved these recommendations at its first meeting in January 2008. These bonus amounts were consistent with bonuses for the comparative executive positions of the peer group and were paid from the 2007 cash bonus pool in January 2008.

Long-Term Incentive Compensation

Based on our compensation philosophy and objectives, we intend to pay a substantial portion of the total compensation for our executive officers in the form of long-term equity incentives. Historically, this has been in the form of stock option awards that vest over a defined period of employment, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests. Stock options typically have been granted to executive officers when the executive first joins the Company, and annually as part of each executive’s annual performance review.

In general, options are granted with an exercise price equal to the fair market value of the common stock on the grant date. As defined in our stock option plans, fair market value is the closing price of our common stock as quoted on the applicable trading market on the grant date. Typically, the Compensation Committee awards stock options that vest and become exercisable solely on the basis of continued employment, or other service, usually in the case of initial hiring grants with respect to 25% of the total shares within one year after the date of grant and 1/48th of the total shares per month of service thereafter. For grants made after the initial hiring grant, the Compensation Committee establishes a target number of options that will vest in each calendar year, and makes grants accordingly.

Our board of directors has delegated to the Compensation Committee the authority to grant stock and other equity awards, including awards to our executive officers. Prior to April 2007, the Compensation Committee granted equity awards to employees of the Company once each calendar quarter. In the first quarter of fiscal year 2007, the CEO and the Compensation Committee determined that the Company needed more opportunities to grant stock options to better match option grant dates with the hiring of new employees and the annual performance reviews of existing employees. Accordingly, in April 2007, the Compensation Committee started granting stock options to executive officers and other employees of the Company on the fifth day of each calendar month, or the next trading day if the NASDAQ Stock Market is closed on that date. The Compensation Committee believes that having pre-determined grant dates throughout the year reduces the degree of subjectivity of option grant date selection, provides greater transparency to its option granting practices, and offer potential grantees more predictability as to grant dates. In all circumstances, however, options will be considered granted only on the date the Compensation Committee meets and approves the grants, or the date on which all members of the Compensation Committee sign a unanimous written consent approving the grants.

The Compensation Committee annually reviews the long-term equity compensation provided to the Company’s executive officers to further the Company’s compensation philosophy and objectives to attract, retain and motivate its executive officers. Toward the end of each year the CEO submits his recommendations for target equity awards for the executive officers as group and for each executive officer for the following fiscal year to the Compensation Committee, which may accept or modify his recommendations. The Committee then recommends target annual equity awards to the board of directors for approval at the first meeting of the board in the new fiscal year.

In determining the size of option awards for fiscal year 2007, the Compensation Committee and board of directors referenced the 75th percentile of the long-term equity compensation of executives in the Radford comparative peer group having similar responsibilities to the Company’s executive officers, along with other relevant information, including the Company’s size, industry and growth rate relative to the peer group, the competitive market for highly skilled talent, volatility of the Company’s stock price, size of the existing stock option pool, and that the target stock option pool for the entire Company in 2007 would be approximately 5% to 7% of the common shares outstanding. In determining the target stock option pool, the Compensation Committee referenced the range represented by the 50th to 75th percentiles of the gross equity burn rate, as determined by Radford, of the peer group of companies, as well as our past and anticipated growth in our employee workforce. As in prior years, the Compensation Committee and the board of directors set a target of approximately 1.5% of the common shares outstanding for equity grants to the executive officers as a group, which was consistent with the practices of the peer group.

Based on a recommendation from the CEO, the Compensation Committee granted stock options to our executive officers in fiscal year 2007 in two installments in order to average the exercise price of stock option grants to recipients over the course of the year. On January 30, 2007, the Compensation Committee granted to each executive officer approximately 2/3rds of the individual target equity award for 2007. In June 2007, the Compensation Committee reviewed the number of option shares scheduled to vest in each of calendar years 2009 and 2010 for each of the Company’s executive officers, and established annual vesting targets through fiscal year 2010; namely, 95,000 shares for Mr. Jankov, 40,000 shares for Ms. Zander, 15,000 shares for Mr. Hamamatsu and 35,000 shares for Mr. Srinivasan. Accordingly, the Compensation Committee granted stock options presented in the Summary Compensation Table and Grants of Plan-Based Awards table, below. The Compensation Committee made these determinations based on their general knowledge of the competitive market for executives. The Compensation Committee set a much higher annual vesting target for Mr. Jankov than the other executives in order to provide him with a competitive compensation package relative to chief executive officers at other similarly sized companies and in recognition of the higher level of responsibility borne by the chief executive officer.

In addition, Mr. Tate was granted an option to purchase up to 110,000 shares of our common stock and awarded 50,000 shares of restricted stock when he joined us on July 18, 2007. The stock options vest and become exercisable solely on the basis of his continued employment with respect to 25% of the total shares within one year after the date of grant and 1/48th of the total shares per month of service thereafter. The restricted stock vests at the rate of 25% of the total number of shares subject to the award on each July 18 of 2009 through 2012.

Based on competitive market data provided by Radford and other sources, the Compensation Committee, CEO and CFO determined at the end of fiscal year 2007 that on increasing number of other companies have been granting a higher percentage of restricted stock relative to stock options. This practice enables the grant of a smaller number of shares than with stock options, due to the higher economic value to the recipient on the date of grant. Consequently, a company can preserve its stock option pool for a longer period of time, and reduce the number of shares outstanding, by granting restricted stock as a portion of long-term equity incentives to its employees. For these reasons, our CEO, CFO and Compensation Committee determined that, starting in 2008 they would recommend the granting of restricted stock units representing the right to acquire common stock at no cost to the employee, in addition to stock option grants, as part of annual performance reviews. In order to approximate the economic value of the equity awards granted to our employees in fiscal year 2007, the CEO, CFO and Compensation Committee recommended to the board of directors that executive officers and other employees of the Company be targeted to receive in fiscal year 2008 a restricted stock unit grant equal to approximately one-third of the target stock option grant for fiscal year 2007, and an additional stock option grant also equal to approximately one-third of the target stock option grant for fiscal year 2007. Each such option award to the executive officers will generally vest and become exercisable solely on the basis of continued employment, or other service, with respect to one-twelfth of the total shares subject to the option at the end of each calendar month of fiscal year 2011. Each restricted stock unit award will generally vest solely on the basis of continued employment, or other service, with respect to one-third of the total units on each of the second, third and fourth anniversaries of the vesting commencement date.

For fiscal year 2008, the Compensation Committee also intends to grant multiple installments of equity grants to its executive officers. The Compensation Committee granted the targeted number stock options shares for fiscal 2008 to executive officers on January 7, 2008, and intends to grant restricted stock units to the executive officers later in the year. The Compensation Committee chose to grant the stock options early in the year to enhance the incentive and retention benefits of the awards. Each award will vest and become exercisable solely on the basis of continued employment, or other service, with respect to one-twelfth of the total shares subject to the option at the end of each calendar month of fiscal year 2011. The following table summarizes the stock options granted to the named executive officers on January 7, 2008:

Name	Grant Date	Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Share)
Ronald Jankov	1/7/2008	31,350	$27.86
Michael Tate	1/7/2008	3,781	$27.86
Shigeyuki Hamamatsu	1/7/2008	4,000	$27.86
Marcia Zander	1/7/2008	13,200	$27.86
Varadarajan Srinivasan	1/7/2008	11,550	$27.86
Ibrahim Korgav	1/7/2008	8,250	$27.86

Additionally, the Compensation Committee granted Mr. Tate 10,000 restricted stock units on January 7, 2008 in recognition of his contributions to the Company in fiscal year 2007, including the successful close of the Aeluros Acquisition and the close of the acquisition of the TCAM2 and TCAM2-CR products from Cypress Semiconductor Corporation. The shares subject to the restricted stock units vest in four equal installments on each August 5 of 2009 through 2012, subject to Mr. Tate’s continued employment with the Company.

Other Benefits

Employee Stock Purchase Plan. In order to provide employees at all levels with greater incentive to contribute to our success, we provide employees, including its executive officers, with the opportunity to purchase discounted shares of common stock under the 2004 Employee Stock Purchase Plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. Offerings under this plan commence on the first business day on or after January 1 and July 1 of each year, unless otherwise specified by the board of directors. The offering period is open for six months. The price at which shares may be purchased during the offering period is the lower of 85% of the fair market value of a share of our common stock at either the beginning or end of each six-month period. The price of the total number of shares purchased by each employee is accumulated by payroll deductions over each offering period. An employee’s total purchases in any year can not exceed $25,000 in value or 10% of the total of his/her salary, whichever is less.

Additional Benefits. We offer additional benefits designed to be competitive with overall market practices, and to attract, retain and motivate the talent needed by the Company to achieve its strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. Certain named executive officers are entitled to receive additional benefits upon an acquisition as described below under Potential Payments Upon Termination Or Change-In-Control.

Tax Considerations

Our Compensation Committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to “covered” executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. None of the compensation paid to our covered executive officers for the year ended December 31, 2007 that would be taken into account in determining a Section 162(m) limitation exceeded the $1 million limit. The Company’s employee stock option plans and option grants to executives have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with an exercise price equal to the fair market value of the shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE
Steve Domenik, Chairman
Leonard Perham

SUMMARY COMPENSATION TABLE

The following table sets forth fiscal year 2007 and fiscal year 20006 compensation information for: (i) our principal executive officer; (ii) each individual who served as our principal financial officer at any time during the fiscal year; and (iii) three other of our executive officers, who, based on their total compensation, were the most highly compensated in 2007; collectively, the “named executive officers”.

Name and Principal Position	Year	Salary ($)		Option Awards ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total ($)
Ronald Jankov	2007	313,500		1,055,079	(1)	—	249,949	(3)	—		1,618,528
Chief Executive Officer and President (Principal Executive Officer)	2006	285,000		647,158	(2)	—	185,300	(4)	—		1,117,458

Michael Tate	2007	118,333		218,419	(1)	192,644	59,083	(3)	—		588,479
Chief Executive Officer and President (Principal Financial Officer) (8)	2006	—		—		—	—		—		—

Donald Witmer	2007	164,147		251,095	(1)	—	—		—		415,242
Vice President and Chief Financial Officer (Principal Financial Officer) (9)	2006	242,000		218,104	(2)	—	96,800	(4)	—		556,904

Shigeyuki Hamamatsu (10)	2007	194,177		183,948	(1)	—	50,000	(3)	—		418,125
Corporate Controller (Principal Financial Officer)	2006	173,188		76,119	(2)	—	30,000	(4)	—		279,307

Marcia Zander	2007	376,607	(5)	429,906	(1)	—	95,918	(3)	14,306	(7)	914,740
Senior Vice President, Worldwide Sales	2006	351,998	(6)	249,641	(2)	—	85,000	(4)	12,309	(7)	698,948

Varadarajan Srinivasan	2007	222,600		416,577	(1)	—	94,275	(3)	—		733,452
Vice President of Product Development and Chief Technical Officer	2006	212,000		280,492	(2)	—	84,800	(4)	—		577,292

Ibrahim Korgav	2007	217,400		298,504	(1)	—	86,318	(3)	—		602,222
Senior Vice President, Worldwide Business Operations	2006	207,000		238,063	(2)	—	95,200	(4)	—		540,263

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2007. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.

(3)	Reflects the annual bonus earned in fiscal 2007 and paid in fiscal 2008.

(4)	Reflects the annual bonus earned in fiscal 2006 and paid in fiscal 2007.

(5)	Includes $138,207 in sales commissions earned by Ms. Zander in fiscal 2007.

(6)	Includes $134,998 in sales commissions earned by Ms. Zander in fiscal 2006.

(7)	Represents a car allowance for Ms. Zander.

(8)	Mr. Tate joined as our Chief Financial Officer and Vice President on July 18, 2007.

(9)

As of April 9, 2007, Mr. Witmer resigned from his position as Vice President and Chief Financial Officer for medical reasons, and entered into an amended employment offer letter, which provided for his continued employment with us in an advisory capacity through December 31, 2007. During this period, Mr. Witmer received a base annualized salary of $127,050 and continued to participate in our stock option plans and receive all other benefits of employment. Mr. Witmer’s employment with us terminated on December 31, 2007.

(10)

Mr.Hamamatsu served as our Interim Chief Financial Officer and Principal Financial Officer during Mr.Wtimer’s medical leaves of absence from October 24, 2006 to January 17, 2007, and again from April 9, 2007 to July 18, 2007. Mr. Hamamatsu terminated his employment with us on February 14, 2008.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2007

The following table sets forth certain information regarding options granted to the named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (2) (g)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (3) (k)	Grant Date Fair Value of Stock and Option Awards ($) (4) (l)
Ronald Jankov	1/30/2007					56,667	23.94	168,149
	6/5/2007	(5)				47,434	30.29	164,861
	6/5/2007	(6)				68,422	30.29	171,263
	1/16/2008		248,949

Michael Tate	7/18/2007					110,000	33.91	218,419
	7/18/2007			50,000	(7)			192,694
	1/16/2008		59,083

Donald Witmer	1/30/2007					21,333	23.94	63,302

Shigeyuki Hamamatsu	1/30/2007					2,606	23.94	7,733
	1/30/2007					2,394	23.94	14,816
	4/5/2007					20,000	26.35	48,944
	6/5/2007	(5)				3,164	30.29	10,995
	6/5/2007	(6)				5,417	30.29	13,559
	1/16/2008		50,000

Marcia Zander	1/30/2007					21,333	23.94	63,302
	6/5/2007	(5)				21,207	30.29	73,693
	6/5/2007	(6)				29,645	30.29	74,202
	1/16/2008		95,918

Varadarajan Srinivasan	1/30/2007					21,333	23.94	63,302
	6/5/2007	(5)				16,158	30.29	56,148
	6/5/2007	(6)				24,645	30.29	61,687
	1/16/2008		94,275

Ibrahim Korgav	1/30/2007					21,333	23.94	63,302
	6/5/2007					10,667	30.29	23,448
	1/16/2008		86,418

(1)

Except as identified in footnotes 5, 6 and 7, such grants have a 10-year life and, unless otherwise noted, vest with respect to 25% of the shares on the first anniversary of the date of grant and 1/48th of the shares per month of service thereafter.

(2)

The amounts refer to the actual payouts under our annual bonus plan for services performed in fiscal 2007. The payout amounts for each named executive officer were reviewed and approved by the Compensation Committee and the board of directors on January 16, 2008 upon completion of the consolidated financial statements for fiscal 2007.

(3)	The exercise price for the option awards is equal to the closing price of our common stock on the Nasdaq GS, as the case may be, on the grant date.

(4)

The dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. Please see Note 10 to the consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a description of the estimates used to value these options.

(5)	This grant has a 10-year life and vests with respect to one-twelfth of the shares subject to the grant on the last calendar day of each calendar month in calendar year 2009.

(6)	This grant has a 10-year life and vests with respect to one-twelfth of the shares subject to the grant on the last calendar day of each calendar month in calendar year 2010.

(7)

Restricted stock award that vests at the rate of 25% of the total number of shares subject to the award on each of July 18, 2009, July 18, 2010, July 18, 2011 and July 18, 2012, subject to continued employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2007:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units or Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (28) (h)
Ronald Jankov	17,708	(3)(4)	0	$13.00	5/31/2014
	11,459	(10)	7,292	$12.00	7/8/2014
	5,729	(12)	5,208	$6.04	10/26/2014
	5,013	(14)	7,292	$12.65	4/19/2015
	5,013	(15)	7,292	$12.49	4/25/2015
	5,014	(16)	9,571	$21.41	9/14/2015
	5,013	(17)	10,027	$18.10	10/9/2015
	11,365	(19)	13,427	$33.72	2/22/2016
	8,266	(20)	16,526	$23.40	7/31/2016
	10,148	(21)	24,643	$19.83	10/30/2016
	0	(22)	56,667	$23.94	1/29/2017
	0	(23)	47,434	$30.29	6/4/2017
	0	(24)	68,422	$30.29	6/4/2017

Michael Tate	0	(25)	110,000	$33.91	7/17/2017
						50,000	(27)	1,610,000	(28)

Don Witmer	25,740	(3)(8)	0	$2.00	1/19/2014
	1,406	(3)(4)	0	$13.00	5/31/2014
	625	(10)	1,094	$12.00	7/8/2014
	1,042	(12)	2,606	$6.04	10/26/2014
	710	(14)	2,917	$12.65	4/19/2015
	729	(15)	2,917	$12.49	4/25/2015
	546	(16)	3,829	$21.41	9/14/2015
	547	(17)	4,011	$18.10	10/9/2015
	4,539	(19)	5,378	$33.72	2/22/2016
	3,307	(20)	6,610	$23.40	7/31/2016
	893	(21)	7,023	$19.83	10/30/2016
	21,333	(22)	0	$23.94	1/29/2017

Marcia Zander	11,999	(3)(6)	0	$2.00	10/6/2013
	12,500	(3)(9)	0	$2.00	1/19/2014
	9,750	(3)(4)	0	$13.00	5/30/2014
	6,250	(10)	2,187	$12.00	7/8/2014
	5,209	(12)	2,604	$6.04	10/26/2014
	3,646	(14)	2,917	$12.65	4/19/2015
	3,646	(15)	2,917	$12.49	4/25/2015
	4,921	(16)	3,829	$21.41	9/14/2015
	4,739	(17)	4,011	$18.10	10/9/2015
	4,549	(19)	5,368	$33.72	2/22/2016
	3,307	(20)	6,610	$23.40	7/31/2016
	4,351	(21)	10,565	$19.83	10/30/2016
	0	(22)	21,333	$23.94	1/29/2017
	0	(23)	21,207	$30.29	6/4/2017
	0	(24)	29,645	$30.29	6/4/2017

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units or Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (28) (h)

Varadarajan Srinivasan	3,125	(3)(5)	0	$2.00	6/2/2013
	18,000	(3)(4)	0	$13.00	5/31/2014
	5,729	(10)	3,646	$12.00	7/8/2014
	7,500	(12)	3,125	$6.04	10/26/2014
	5,432	(14)	3,102	$12.65	4/19/2015
	5,833	(15)	2,917	$12.49	4/25/2015
	4,921	(16)	3,829	$21.41	9/14/2015
	4,739	(17)	4,011	$18.10	10/9/2015
	4,545	(19)	5,372	$33.72	2/22/2016
	3,307	(20)	6,610	$23.40	7/31/2016
	4,351	(21)	10,565	$19.83	10/30/2016
	0	(22)	21,333	$23.94	1/29/2017
	0	(23)	16,158	$30.29	6/4/2017
	0	(24)	24,645	$30.29	6/4/2017

Ibrahim Korgav	2,083	(3)(7)	0	$2.00	1/19/2014
	1,250	(10)	1,094	$12.00	7/8/2014
	2,084	(12)	2,604	$6.04	10/26/2014
	2,292	(14)	4,584	$12.65	4/19/2015
	2,291	(15)	4,584	$12.49	4/25/2015
	4,921	(16)	3,829	$21.41	9/14/2015
	4,739	(17)	4,011	$18.10	10/9/2015
	4,549	(19)	5,368	$33.72	2/22/2016
	4,973	(2)(20)	9,944	$23.40	7/31/2016
	2,893	(21)	7,023	$19.83	10/30/2016
	0	(22)	21,333	$23.94	1/29/2017
	0	(23)	10,667	$30.29	6/4/2017

Shigeyuki Hamamatsu	0	(11)	3,333	$6.49	10/19/2014
	0	(13)	1,354	$10.26	1/18/2015
	0	(14)	1,042	$12.65	4/19/2015
	0	(15)	1,042	$12.49	4/25/2015
	0	(16)	1,367	$21.41	9/14/2015
	4	(18)	0	$27.24	12/30/2015
	12	(20)	4,997	$23.40	7/31/2016
	0	(21)	7,084	$19.83	10/30/2016
	0	(22)	5,000	$23.94	1/29/2017
	0	(26)	20,000	$26.35	4/4/2017
	0	(23)	3,164	$30.29	6/4/2017
	0	(24)	5,417	$30.29	6/4/2017

(1)

Except as identified in footnotes 2, 18, 23, 24 and 27 such grants have a 10-year life and, unless otherwise noted, vest with respect to 25% of the total number of shares on the first anniversary of the date of grant and 1/48th of the shares per month of service thereafter.

(2)	This grant has a 10-year life and vest with respect to 33% of the total number of shares on the first anniversary of the date of grant and 1/36th of the shares per month of service thereafter.

(3)	These grants were immediately exercisable at the time of grant, subject, however, to vesting.

(4)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/1/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(5)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/2/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(6)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/7/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(7)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 12/31/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(8)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/13/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(9)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/20/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(10)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 7/1/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(11)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 8/18/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(12)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/27/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(13)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/19/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(14)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/20/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(15)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/26/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(16)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 9/15/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(17)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/10/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(18)	Stock options fully vested on 12/30/2005.

(19)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 2/23/2007 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(20)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 8/1/2007 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(21)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/31/2007 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(22)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/30/2008 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(23)

Stock options vest vests with respect to one-twelfth of the shares subject to the grant on January 31, 2009 and one-twelfth of the shares subject to the grant on the last calendar day of each remaining calendar month in calendar year 2009.

(24)

Stock options vest vests with respect to one-twelfth of the shares subject to the grant on January 31, 2010 and one-twelfth of the shares subject to the grant on the last calendar day of each remaining calendar month in calendar year 2010.

(25)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 7/18/2009 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(26)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/5/2008 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(27)	Restricted stock award that vests at the rate of 25% of the total number of shares subject to the award on each of July 18, 2009, July 18, 2010, July 18, 2011 and July 18, 2012.

(28)	Market value determined by multiplying the number of restricted shares in column (g) by $32.20 per share, which was the closing price of our common stock on the Nasdaq GS on December 31, 2007.

OPTIONS EXERCISES DURING FISCAL 2007

The following table summarizes the options exercised by our named executive officers during the year ended December 31, 2007 and the values realized upon exercise:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Ronald Jankov	110,869	$1,327,271
Michael Tate	—	—
Donald Witmer	64,000	$1,583,705
Shigeyuki Hamamatsu	15,637	$254,436
Varadarajan Srinivasan	99,091	$2,042,522
Marcia Zander	5,000	$168,350
Ibrahim Korgav	12,395	$265,563

(1)

Value is the excess of the closing price of a share of common stock on the Nasdaq GS on the date of exercise over the exercise price multiplied by the number of shares purchased upon exercise of the option.

Equity Compensation Plan Summary

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows:

•	All compensation plans previously approved by security holders; and

•	All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights as of December 31, 2007 (4)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2007 (1)
Equity compensation plans approved by stockholders (2)	3,890,937	$16,27	1,580,646
Equity compensation plans not approved by stockholders (3)	652,084	$30.05	—

(1)	This number includes 1,451,414 shares available for future grant under our 2004 Stock Plan and 129,232 shares available for future issuance under our 2004 Employee Stock Purchase Plan.

(2)

This reflects our 2000 Plan, 2004 Plan and 2004 Employee Stock Purchase Plan. The 2004 Plan provides for an annual increase of 150,000 shares in the number of shares reserved thereunder on January 1 of each year. The 2004 Employee Stock Purchase Plan provides for an annual increase of 75,000 shares in the number of shares reserved thereunder on January 1 of each year.

(3)

This reflects stock options granted in 2007 in accordance with Marketplace Rule 4350(i)(l)(A)(iv) of the NASDAQ listing rules to new employees as inducements material to their entering into employment with the Company. All such stock options have an exercise price equal to the fair market value on their grant dates. The options have a 10 year term and vest over four years as follows: with respect to one-fourth of the shares subject to the option vest on the first anniversary of the vesting commencement date, and one thirty-sixth of the remaining shares subject to such option at the end of each calendar month thereafter, subject to the optionee’s continued service with the Company.

(4)

In connection with the Aeluros Acquisition in October 2007, the Company assumed options held by former employees and consultants of Aeluros under the Aeluros 2001 Stock Option/Stock Issuance Plan (the “Aeluros Plan”) exercisable for 104,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 98,663 shares of Company common stock were outstanding as of December 31, 2007. These remaining outstanding options have a weighted average exercise price of $3.70 per share. No further awards will be made under this plan. Statistics regarding the assumed options are not included in the above table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Our employment offer letter with Ibrahim Korgav, our senior vice president of worldwide business operations, provides that if we terminate Mr. Korgav’s employment other than for misconduct (which includes gross negligence, willful misconduct and fraud) prior to a change of control of our Company, we are obligated to pay him six months’ salary, provide him with an additional six months of applicable employee benefits, and accelerate the vesting of his options to purchase common stock for an additional 12 months. If Mr. Korgav’s employment is involuntarily terminated (which includes relocation or a reduction in duties, title or compensation and benefits) after a change of control of our Company, we are obligated to pay Mr. Korgav six months’ salary and to provide him with an additional six months of applicable employee benefits.

Our employment offer letter with Varadarajan Srinivasan, our vice president of product development and chief technology officer, provides that if we terminate Mr. Srinivasan’s employment for any reason, we are obligated to pay him three months’ salary as a severance payment.

Receipt of the above benefits may be conditioned upon the execution of separation and release agreements.

In March 2005, our compensation committee approved a change of control agreement for Ms. Zander. Pursuant to this agreement Ms. Zander will be entitled to receive a severance payment equal to 50% of her annual salary at that time, in addition to any other amounts and benefits to which she may be entitled, if her employment is terminated for any of the following reasons within two years following a change in control of our Company:

•	assignment of duties incompatible with her position;

•	failure to maintain Ms. Zander in this position and the then-current reporting relationship or a substantial diminution in the nature of her authority or responsibilities;

•

reduction in Ms. Zander’s current base salary or in her bonus or incentive compensation opportunities or benefits coverage, except pursuant to an across-the-board reduction similarly affecting all senior executives;

•	termination of Ms. Zander’s employment, for any reason other than voluntary termination or her misconduct;

•	relocation of Ms. Zander’s principal place of business to a location more than 30 miles from the location of such office on the date of the change-in-control agreement;

•	failure to pay Ms. Zander any material amounts otherwise vested and due her under the change-in-control agreement or under any plan, program or policy; or

•	Ms. Zander’s death or disability.

Under this agreement, a change of control results when there is an acquisition of 45% or more of our outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the company which results in a change in the majority of the directors on the board of directors, a new stockholder or group receiving at least 45% of the outstanding voting securities, or our former stockholders retaining less than 50% of our outstanding voting securities.

Since July 2002, all option agreements for option grants to our named executive officers and other members of our senior management provide that in the event of a change of control of the Company, and if the options are not assumed by the successor corporation, the vesting of the options will accelerate in full, measured from the date of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of more than 50% of the voting securities retain their voting power)

Under the executive employment agreement provisions described above, if (a) a change of control had occurred on December 31, 2007 and (b)(1) the employment of the named executive officers had been terminated or (2) the acquiring entity did not assume their options outstanding on that date, the following payments would have been required to the named executive officers:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)		Stock Awards ($)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	2,074,092		—	—	44,764	2,118,856
Michael Tate	—		—	—	(4)	1,610,000	—	6,875	1,616,875
Donald Witmer	63,750		—	736,301		—	—	—	800,051
Shigeyuki Hamamatsu	—		—	477,349		—	—	8,173	485,522
Marcia Zander	188,304	(1)	47,959	837,936		—	—	34,477	1,108,676
Varadarajan Srinivasan	55,658		—	874,409		—	—	21,191	951,258
Ibrahim Korgav	108,700		—	731,630		—	5,380	4,435	850,145

(1)	Includes quarterly commissions earned of $34,552.

(2)

The following numbers of option shares would have vested immediately as a result of acceleration on December 31, 2007 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $32.20 on December 31, 2007 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Options Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	280,051	—
Michael Tate	110,000	50,000
Donald Witmer	61,781	—
Shigeyuki Hamamatsu	53,800	—
Marcia Zander	115,703	—
Varadarajan Srinivasan	108,438	—
Ibrahim Korgav	75,041	—

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

(4)

The intrinsic value per share of Mr. Tate’s sole option grant in fiscal year 2007 was zero as the exercise price of $33.91 per share exceeded the closing price of the common stock on the Nasdaq GS of $32.20 on December 31, 2007.

Under the executive employment agreement provisions described above, if (a) a change of control had occurred on December 31, 2007 and (b)(1) the employment of the named executive officers had been terminated and (2) the acquiring entity had assumed their outstanding options on that date, the following payments to the named executive officers would have been required:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)		Stock Awards ($)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	1,690,589		—	—	44,764	1,735,353
Michael Tate	—		—	—	(4)	805,000	—	6,875	811,875
Donald Witmer	63,750		—	648,498		—	—	—	712,248
Shigeyuki Hamamatsu	—		—	719,633		—	—	8,173	727,806
Marcia Zander	188,304	(1)	47,959	678,388		—	—	34,477	949,128
Varadarajan Srinivasan	55,650		—	724,410		—	—	21,191	801,251
Ibrahim Korgav	108,700		—	633,993		—	5,380	4,435	752,508

(1)	Includes quarterly commissions earned of $34,552.

(2)

The following numbers of option shares would have vested immediately for each named executive officer stated in the table and the amount shown in the table equals the aggregate intrinsic value of all such shares, determined as described in note (2) to the table, above.

Name	Number of Accelerated Options Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	183,865	—
Michael Tate	66,458	25,000
Donald Witmer	51,865	—
Shigeyuki Hamamatsu	75,437	—
Marcia Zander	74,839	—
Varadarajan Srinivasan	72,574	—
Ibrahim Korgav	60,026	—

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

(4)

The intrinsic value per share of Mr. Tate’s sole option grant in fiscal year 2007 was zero as the exercise price of $33.91 per share exceeded the closing price of the common stock on the Nasdaq GS of $32.20 on December 31, 2007.

If involuntary termination of employment had occurred on December 31, 2007 other than in connection with a change of control, the following severance payments to the named executive officers listed below would have been required under their respective employment offer letters:

Name	Salary ($)	Stock Options ($) (1)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (2)
Donald Witmer	63,750	324,224	—	—	387,974
Varadarajan Srinivasan	55,650	—	—	21,191	76,841
Ibrahim Korgav	108,700	253,349	5,380	4,435	371,864

(1)

The following number of option shares would have vested immediately on December 31, 2007 for each named executive officer stated in the table and the amount shown in the table equals the aggregate intrinsic value of all such shares, determined as described in note (2) to the table above.

Name	Number of Accelerated Option Shares
Donald Witmer	21,752
Ibrahim Korgav	22,641

(2)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

Employment Agreements

In addition to the employment agreement terms summarized above, we have entered into employment offer letters with each of our named executive officers. Each letter specifies the named executive officer’s initial base salary amount, bonus arrangement, if any, both of which are subject to adjustment over time and initial stock option grant. None of the letters indicate a specific term of employment, and each officer’s employment may be terminated by either party at any time.

We have also entered into agreements to indemnify our current and former directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at our request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than 5% of our common stock as of March 31, 2008, and by our current directors, by the nominees for election as directors, by each of our named executive officers and by all of our directors and executive officers as of March 31, 2008 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase our common stock that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement are included in the total number of shares beneficially owned for the person holding those options or warrants and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 22,023,702 shares outstanding as of March 31, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Godinho Family Revocable Living Trust dated April 21, 1995 (1) c/o NetLogic Microsystems, Inc. 1875 Charleston Rd. Mountain View, CA 94043	3,083,700	14.0%
AXA (2) c/o AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	2,307,197	10.5%
Franklin Advisers, Inc. (3) One Franklin Parkway San Mateo, CA 94403	1,138,060	5.2%
Wasatch Advisors, Inc. (4) 150 Social Hall Avenue Salt Lake City, UT 84111	2,198,121	10.0%
Norman Godinho (1)	3,083,700	14.0%
Ronald Jankov (5)	883,838	4.0%
Michael Tate (6)	0	*	%
Steve Domenik (7)	42,883	*	%
Varadarajan Srinivasan (8)	280,282	1.3%
Leonard Perham (9)	179,818	*	%
Douglas Broyles (10)	107,400	*	%
Ibrahim Korgav (11)	52,207	*	%
Marcia Zander (12)	93,905	*	%
Donald Witmer (13)	0	*	%
Alan Krock (14)	15,833	*	%
Shigeyuki Hamamatsu (15)	0	*	%
All directors and executive officers as a group (14 persons) (16)	4,940,069	22.4%

*	Less than 1% of our outstanding common stock.

(1)

Includes 28,333 shares of our common stock issuable upon the exercise of options, 150,000 shares held by The Godinho Bypass Trust DTD June 12, 1995; 102,500 shares held by The Godinho Children’s Trust, DTD November 7, 1983; and 2,802,867 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(2)

This information is based on Amendment No. 2 of the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. pursuant to a joint filing agreement. Mutuelles AXA, located at 26, rue Drouot, 75009 Paris, France, as a group controls AXA. AXA is the parent holding company of AXA Financial, Inc., and Alliance Bernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. Muetuelles AXA has sole voting power with respect to 1,774,616 shares, and sole investment power with respect to 2,498,613 shares.

(3)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by Franklin Advisers, Inc.

(4)

This information is based on the Schedule 13G filed with the Securities and Exchange Commission on March 10, 2008 by Wasatch Advisors, Inc, an investment advisor registered under section 203 of the Investment Advisers Act of 1940.

(5)

Includes 129,011 shares of our common stock issuable upon the exercise of options and 416,060 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(6)	Mr. Tate has served as our Chief Financial Officer and Vice President from July 18, 2007.

(7)

Includes 28,333 shares of our common stock issuable upon the exercise of options, 12,027 shares of our common stock directly owned by Mr. Domenik, 18 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 2,505 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(8)	Includes 86,046 shares of our common stock issuable upon the exercise of options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer.

(9)	Includes 28,333 shares of our common stock issuable upon the exercise of options.

(10)	Includes 28,333 shares of our common stock issuable upon the exercise of options.

(11)	Includes 52,206 shares of our common stock issuable upon the exercise of options. Mr. Korgav is our Senior Vice President of Manufacturing and Business Operations.

(12)	Includes 92,071 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(13)	Mr. Witmer served as our Chief Financial Officer and Vice President from January 2004 through April 9, 2008, and served in an advisory capacity to the Company until December 31, 2007.

(14)	Includes 15,833 shares of our common stock issuable upon the exercise of options.

(15)

Mr. Hamamatsu served as the Company’s Interim Chief Financial Officer and Principal Financial Officer from October 24, 2006 to January 17, 2007, and again from April 9, 2007 to January 17, 2007. Mr. Hamamatsu terminated his employment with the Company on February 14, 2008.

(16)	Includes 646,943 shares of our common stock issuable upon the exercise of options.

TRANSACTION WITH RELATED PERSONS

During fiscal 2007, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Compensation of Non-employee Directors” and “Executive Compensation” above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by a majority of our board of directors, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during 2007 and Forms 5 (or any written representations) received with respect to fiscal year 2007, we believe that all directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2007.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of independent directors as determined in accordance with Marketplace Rule 4200(a)(15) of the NASDAQ listing rules and Rule 10A-3 of the Securities Exchange Act of 1934. During fiscal year 2007, the Audit Committee operated pursuant to a written charter adopted by the board of directors effective May 18, 2004, a copy of which was attached to our proxy statement for our 2004 annual meeting of stockholders, and which is also located on our website at www.netlogicmicro.com .

The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. The Audit Committee also monitors the performance of the Company’s independent registered public accounting firm, and reviews the audit report on the financial statements following completion of the audit and the accounting practices of the Company with respect to internal accounting and financial controls. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with our Audit Committee any issues they believe should be raised with us. The Audit Committee’s responsibilities under the Audit Committee Charter include the selection or dismissal of the Company’s independent registered public accounting firm, review of the scope of the annual audits, and approval of fees to be paid to the Company’s independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements of the Company for fiscal year 2007 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1, AU section 380). PwC provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees) and discussed PwC’s independence with members of that firm. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the Company’s financial statements for the fiscal year ended December 31, 2007 be included in its 2007 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:
Alan Krock, Chairman
Leonard Perham
Steve Domenik

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, two Class I directors are to be elected to serve until the 2011 annual meeting of stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. There are two nominees, both of whom are currently directors of the Company. Each of these nominees has been recommended by our governance and nominating committee for re-election to our board of directors and has been approved by our board of directors for nomination.

NOMINEES

Set forth below is information regarding the nominees for election to our board of directors:

Name	Position(s) with the Company	Year First Elected Director
Norman Godinho	Director	1997

Ronald Jankov	Director, President and Chief Executive Officer	2000

Each person nominated has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Our board of directors unanimously recommends that the stockholders vote FOR the election of both of the above nominees.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2008

Our audit committee meets with PricewaterhouseCoopers LLP (“PwC”) several times a year. At such times, our audit committee reviews both audit services performed by PwC as well as the fees charged for such services.

Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for the audit and other services provided by PwC for fiscal 2007 and 2006. During the fiscal years ended December 31, 2007 and 2006, no other fees were billed by PwC for information, technology consulting or any other services.

	2007	2006
Audit Fees (1)	$1,272	$727
Audit-Related Fees	139	—
Tax Fees	18	—
All Other Fees	2	—

Total	$1,430	$727

(1)

Audit fees consist of the aggregate fees for professional services rendered by PwC for the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act and review of condensed financial statements included in quarterly reports on Form 10-Q. In addition, audit fees in fiscal 2007 included the fees for professional services rendered by PwC in connection with our filing of Form S-3 and the acquisition of certain assets of the network search engine business from Cypress Semiconductor Corporation.

In the event the stockholders fail to ratify and approve our audit committee’s appointment, our audit committee will reconsider its selection. Even if the appointment is ratified and approved, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the Company’s and the stockholders’ best interests.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that stockholders vote FOR the proposal to ratify our audit committee’s appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement relating to the 2009 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date we begin to print and mail our proxy materials for the 2009 Annual Meeting of Stockholders, but in no event later than December 19, 2008.

For any other business to be properly submitted by a stockholder for the 2009 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to the Company. To be considered timely for the 2009 Annual Meeting of Stockholders, the stockholder’s notice must be received no later than December 19, 2008, unless otherwise permitted by applicable rules. All stockholder proposals should be addressed to the attention of the Secretary at our principal office and contain the information required by our bylaws.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board of directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald S. Jankov
President and Chief Executive Officer

Mountain View, California

April 18, 2008

NETLOGIC MICROSYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 16, 2008

8:00 a.m. (Pacific Time)

To be held at:

BINGHAM McCUTCHEN LLP

1900 University Avenue

East Palo Alto, CA 94303

NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, CA 94043	proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Annual Meeting on May 16, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/netl/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NetLogic Microsystems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

NetLogic Microsystems, Inc.’s board of directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01	Norman Godinho	☐	Vote FOR	☐	Vote WITHHELD
		02	Ronald Jankov		all nominees		from all nominees
					(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for NetLogic Microsystems, Inc. for the fiscal year ending December 31, 2008.			☐ For	☐ Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.